Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT made as of the 17th day of May 2006 by and between ARROW ELECTRONIC EMEASA INC., a Delaware Corporation with its principal office at 50, Marcus Drive, Melville, New York, 11747 (the “Company”) and GERMANO FANELLI, residing at 14, Via F.lli Bressan, 20126 Milan, Italy (the “Executive”)
WHEREAS an employment agreement was entered into by and between the Company and the Executive on the 1st day of January 2004 and is still effective between the parties (the “Employment Agreement”); and
WHEREAS the Company and the Executive wish to amend the Employment Agreement to reflect certain changes which they have agreed upon in relation to some of the terms and conditions reflected in the Employment Agreement; and
WHEREAS the Executive wishes to accept the Employment offered by the Company as amended by this amended employment agreement (the “Amended Employment Agreement”) in order to render services to the Company on the terms set forth in, and in accordance with the provisions of, this Amended Employment Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:
1. New Employment Period and Executive’s position
The Company and the Executive agree that the Employment Period, as defined in the Employment Agreement, will come to an end, other than for the reasons set out in letters (a), (b) and (c), of Section 3 of the Employment Agreement, on June 30, 2008 (the “New Employment Period”) on the understanding, however, that the Executive will discharge his duties during the New Employment Period in the manner and in the capacity described below.
(i)	until December 31, 2006, on a full-time basis, holding the position as President of EMEASA; and
(ii)	between January 1 and December 31, 2007, as either President or Chairman of EMEASA, as determined by the Company, on a part-time basis, by devoting up to an average of three days out of five working days per week as required by the Company (for the avoidance of doubt, (i) the Executive will be able to spread over a period of thirty days his part-time involvement, in his sole discretion, provided that, by so doing, he will be able to discharge his duties to the reasonable satisfaction of the Company and (ii) the extent of the Executives activities and involvement in the business during this period and the January 1 through June 30, 2008 period, and whether or not the Executive has an office at the Company’s facilities during such periods, shall be determined by the Company in its sole discretion); and
(iii)	from January 1 through June 30, 2008 as Chairman of EMEASA , on the same part-time basis as set out in (ii) above.
The Company and the Executive recognize that it is essential that for all relevant purposes the Executive shall continue to be employed as a subordinate executive employee by any designated company belonging to the Arrow Group of Companies, during the New Employment Period, in order not to jeopardize in any manner the Executive’s pension benefits.
2. Compensation
     a) Monetary Remuneration and Benefits. During the New Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity the compensation and benefits specified in the term sheet attached hereto as Exhibit A (the “New Term Sheet”), as amended in respect of the term sheet attached as Exhibit A to the Employment Agreement.
3. Non-Competition; Trade Secrets
3.1	Section 7.b (iv) of the Employment Agreement is hereby amended to read as follows: “If the Company decides to exercise its right pursuant to this paragraph 7(b) to require the Executive to extend his non-competition obligation beyond termination of his work relationship with the Company, the Company agrees to pay the Executive, in consideration thereof and contingent on his adherence to the terms of such obligations set forth herein, an amount equal to 80% of the sum of: (i) his annual base salary, (ii) his average annual bonus, including his Net Special Bonus, for the past three years of employment (or if less than three years, such lesser number of years) for each year of such non-competition obligation (as adjusted for any period less than one year) payable in equal monthly installments during such term of non-competition".
3.2	Section 7.e of the Employment Agreement is amended to read as follows: “Disclosure. The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest that the Executive may have in any business which is at the time of the investment, or thereafter becomes, a customer or supplier of the Company or any of the Company’s subsidiaries or affiliates or which, at the time of the investment, or thereafter, competes with the business of the Company or any of the Company’s subsidiaries or affiliates.

4. Surviving terms and conditions of the Employment Agreement
The Company and the Executive agree that the Employment Agreement and any and all of its terms and provisions including those contained in the relevant Exhibits, shall survive the execution of this Amended Employment Agreement with the only exception of the Term Sheet which is replaced by the New Term Sheet and of those provisions of the Employment Agreement that have been expressly amended by this Amended Employment Agreement or that have become inconsistent following the execution of this Amended Employment Agreement as well as with the exception of those provisions which have already been fully implemented by the Company and/or by the Executive on or before the date of execution of this Amended Employment Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement together with Exhibit A (the “New Term Sheet”), Exhibit B (Revised Profit Sharing Bonus Plan) and Exhibit B.1 (Germano Fanelli Profit Sharing Plan) which form an integral and binding part of this Agreement, as of the day and year first above written.

ARROW ELECTRONICS EMEASA, INC.

By:

THE EXECUTIVE

Germano Fanelli

Germano Fanelli
Term Sheet
Exhibit A
Position: President, Arrow Electronics EMEASA
Effective Date: January 1, 2006
Annual Compensation:
(all amounts, unless otherwise expressly stated, gross of personal income withholding taxes and in
Euros)

	2006		2007		2008		Total
					(six months)
Base salary	393,250		432,575		216,287.50
					50% of actual target bonus paid in 2007
Target bonus (100%)	211,750		232,925
Total gross	605,000		665,500
Net Special Bonus	351,000	*	386,100	**	193,050	***
* Net Special Bonus of Euro 351,000 payable (net of any tax and/or social security withholdings or dues) in four equal installments falling due on March 31, 2006; June 30, 2006; September 30, 2006 and November 30, 2006. For the avoidance of doubt it is agreed that this Net Special Bonus is by way of implementation of the severance payment of equal amount provided for in Exhibit A to the Employment Agreement under the heading “Severance Plans”.
** Payable (net of any tax and/or social security withholdings or dues) in four equal installments falling due, respectively, on March 31, 2007; June 30, 2007; September 30, 2007 and November 30, 2007.
*** Payable (net of any tax and/or social security withholdings or dues) in two equal installments, on Mach 31, 2008 and May 31, 2008, respectively.
Employment Terms: You will continue to be employed as a Dirigente employee of the Italian branch office of Arrow Electronic EMEASA. In addition, you will retain Board Member (Consigliere di Amministrazione) status in Arrow Holding South Europe (“AHSE”).
Base Salary and Annual Incentive: Your annual cash compensation in the proposed plan is set forth above. Your actual annual bonus will be determined annually under the MICP Program and may range from 0-200% of target depending on results.

Executive Equity Programs: During 2006 and 2007, you will participate in the Company’s current Stock-Option Program and Performance Share Program or any replacement of such Programs in the future. At the end of the New Employment Period, for the purposes of any stock-option program you will be treated as a retired executive.

Germano Fanelli
Arrow Electronics EMEA & South America
Revised Profit Sharing Bonus Plan
Term Sheet
Exhibit B
The Plan is designed to reward the sustainable, long term growth in Europe over the three or more years Germano Fanelli has managed and will manage the Region as provided for by the Employment Agreement and by the Amended Employment Agreement, as applicable. The Plan is also intended to reward Germano Fanelli for having identified and developed a suitable successor.
     Metrics Used:
•	Operating Income: Baseline: Euro 117,000,000.00 (Euro 117M). Primary measure to establish the profit sharing pool. . Germano Fanelli will earn 5% (five per cent) of excess average operating income for the four year period 2004 — 2007 over this baseline.

•	EBIT: Baseline 5% (five per cent). For every 20 basis points deviation in average EBIT for the four year period 2004 — 2007 from the baseline, either up or down, a 1.0% enhancement or reduction will be applied to the Plan Distribution paid in 2006, 2007, 2008. In all cases the maximum enhancement or reduction to the Plan Distribution from the EBIT performance will be 15.0%.

•	Return on Working Capital: Baseline 19%. For every 40 basis points deviation in average ROWC for the four year period 2004 — 2007 from the baseline, either up or down, a 1.0% enhancement or reduction will be applied to the Plan Distribution payable in 2006, 2007 and 2008. In all cases the maximum enhancement or reduction to the Plan Distribution from the ROWC performance will be 15.0%
     Exclusions:
     The Plan will exclude any of the following items deemed by the Company to have a material effect:
1.	Financial impact from changes in interest, tax, and currency rates

2.	Financial impact from changes in reserves on Arrow Europe financial statements

3.	Financial impact attributable to changes in capitalization structure

4.	Financial impacts attributed specifically to an acquisition or divestiture, with the only exception of: (i) profits or losses deriving from the Disway (Distar + Holz) acquisition which will be taken into account in their entirety and, (ii) losses amounting to Euro 4,400,000 (Euro 4,4M) due to additional wage taxes paid in central Europe in financial year 2005 which will be entirely disregarded.

5.	Financial impact brought on by changes in accounting methodologies or changes in the methodologies used to calculate corporate allocations and expenses for 2007 from those employed in the 2006 budget

6.	Other changes approved at a Arrow Corporate or global level of similar nature and impact
Maximum Benefit:
Total maximum payout under the Plan is Euro 5,000,000 (Euro 5M). (Refer to page attached as Exhibit B.1 for additional detail.)
Minimum Benefit:
Minimum payout under this Plan is as follows:
(i)	Euro 334,000.00 for 2004 and 2005 to be paid as an advance payment in two equal installments of Euro 167,000.00 each, payable on June 30, 2006 and November 30, 2006, respectively.

(ii)	Euro 251,000.00 for 2006 to be paid as follows: Euro 126,000.00 on or before June 30, 2007 and Euro 125,000.00 on or before September 30, 2007, respectively.

(iii)	Euro 251,000.00 for 2007 (or such greater amount as will become due based on the applicable formula for the determination of the long-term bonus) to be paid on or before May 31, 2008.
For the avoidance of doubt it is agreed that:
1.	In case of voluntary termination by the Executive as a result of a change in the Executive’s reporting line or the departure from Arrow Electronic’s, Inc. of William Mitchell and Dan Duval as provided in Paragraph 1(b)(ii) of the Employment Agreement, the Executive will be entitled to receive the minimum pay out of Euro 836,000.00 prorated to the actual length of his employment up to the effective date of termination.

2.	In case of termination of the employment by the Company without cause, Germano Fanelli will be entitled to receive the greater of (i) the minimum of Euro 836,000.00 pay out in its entirety or (ii) if the termination becomes effective after December 31, 2006, the Profit Sharing Bonus calculated in accordance with the Profit Sharing Plan taking into account the difference between the Base Line and the average of 2004, 2005 and 2006. This will apply also in the case of termination of the employment due to the disability of the Executive if it first arises after December 31, 2006.

3.	The Executive shall not be entitled to any payment under this Plan in respect of 2008.

Exhibit B.1
Germano Fanelli
     Profit Sharing Plan
Term Sheet

Operating Income — Europe “Baseline” Euro 117,000,000 (Euro 117M)	Assuming no adjustments for EBIT and ROWC,
for each Euro 20,000,000 (Euro 20M) of
Incremental average of Operating Income over
“Baseline” during the 2004, 2005, 2006 and 2007
financial years
Pay out = Euro 1 million

Minimum Payout	Maximum Payout

Euro 836,000.00	Assuming no adjustments for EBIT and ROWC, if the 2004, 2005, 2006 and 2007 financial years Average Operating Profit is ≥ Euro 217,000,000 (Euro 217M) Total Payment = Euro 5,000,000 (5M)